UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

AMERISAFE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 29, 2013

Dear AMERISAFE Shareholder:

You are cordially invited to attend the annual meeting of shareholders of AMERISAFE, Inc. The meeting will be held on Friday, June 14, 2013, beginning at 9:00 a.m. at our corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634.

Information about the meeting, including the nominees for election as directors and the other proposals to be considered is presented in the following notice of annual meeting and proxy statement. At the meeting, management will report on the Company’s operations during 2012 and comment on our outlook for the remainder of 2013. The report will be followed by a question and answer period.

We hope that you will plan to attend the annual meeting. It is important that your shares be represented. Accordingly, please vote using the internet or telephone procedures described on the proxy card or sign, date and promptly mail the enclosed proxy card in the enclosed pre-addressed, postage-paid envelope.

We look forward to seeing you at the meeting on June 14th.

Sincerely,

C. Allen Bradley, Jr.

Chairman and

Chief Executive Officer

AMERISAFE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 14, 2013

The 2013 annual meeting of shareholders of AMERISAFE, Inc. (the “Company”) will be held on June 14, 2013, beginning at 9:00 a.m. at the Company’s corporate headquarters, which are located at 2301 Highway 190 West in DeRidder, Louisiana 70634. The meeting will be held for the following purposes:

1.	to elect two directors to serve until the 2016 annual meeting of shareholders;

2.	to conduct an advisory vote on the Company’s executive compensation;

3.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013; and

4.	to transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Also enclosed is the Company’s annual report for 2012. Holders of record of the Company’s common stock as of the close of business on April 22, 2013 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation, please describe your needs on the enclosed proxy card.

By Order of the Board of Directors,

Kathryn H. Rowan

Senior Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 29, 2013

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote using the internet or telephone procedures described on the proxy card or by signing, dating, and promptly returning the enclosed proxy card in the pre-addressed, postage-paid envelope.

AMERISAFE, Inc. 2301 Highway 190 West DeRidder, Louisiana 70634

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AMERISAFE, Inc. (the “Company”) for use at the Company’s 2013 annual meeting of shareholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card are being mailed to shareholders on or about May 2, 2013.

Record holders of the Company’s common stock as of the close of business on April 22, 2013 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of April 22, 2013, there were 18,389,367 shares of common stock outstanding.

You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	by internet: visit the website shown on your proxy card and follow the instructions;

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return the enclosed proxy card in the enclosed pre-addressed, postage paid envelope.

You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

Unless revoked as described above, all properly executed proxies, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of two directors to serve until the 2016 annual meeting of shareholders;

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2013, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.

The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 – Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect

No. 2 – Advisory vote on executive compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast

No. 3 – Ratification of the appointment of Ernst & Young LLP	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter

The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will conduct our broker search, solicit banks, brokers, institutional investors and hedge funds to determine voting instructions, monitor voting and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our annual shareholder meeting in 2016. This section of the proxy statement contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the Board for submission to the shareholders. The nominees for election are Jared A. Morris and Daniel Phillips. Both currently serve as directors.

On February 25, 2013, Sean M. Traynor, a member of our Board of Directors, advised the Company of his decision not to stand for re-election at the Company’s 2013 annual meeting of stockholders to devote more time to his other business and personal interests. Mr. Traynor will continue to serve as a director until our Annual Meeting. Mr. Traynor has served as a member of the Board of Directors since 2001. The Board intends to reduce the size of the Board from eight to seven members, effective immediately following the Annual Meeting.

The Board recommends a vote “FOR” the election of each of the nominees.

Nominees to be elected for terms expiring at the Annual Meeting in 2016

Jared A. Morris, age 38, has served as a director of the Company since 2005. In November 2012, he was appointed by the Board to serve as our lead director. Since 2002, he has been an officer and a principal owner of Marine One Acceptance Corp. and Dumont Land, LLC, both of which are specialty finance companies. Since 2002, he has also served as an officer of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. He serves on the boards of directors of Beauregard Memorial Hospital and Driver’s History, LLC, a provider of traffic violation data to the automotive insurance industry. Jared A. Morris is the son of Millard E. Morris.

Jared A. Morris has been the chair of the Nominating and Corporate Governance Committee for seven years and has taken a lead role in developing and maintaining the Company’s corporate governance policies and practices. His experience and training in financial and credit management, as well as business investment, also enhance the Board’s business sophistication.

Daniel Phillips, age 66, has served as a director of the Company since 2007. Mr. Phillips is President and Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries, headquartered in Baton Rouge, Louisiana. He founded PAX, Inc. in 1979, and has been an owner and officer of that company since that time.

Mr. Phillips brings to the Board substantial experience as the founder and chief executive officer of an industrial company that typifies many of the Company’s insurance clients. His experience as a CEO provides him with a unique perspective on leadership and issues affecting the Company and its clients.

Current Directors whose terms expire at the Annual Meeting in 2015

Philip A. Garcia, C.P.A., age 56, has served as a director of the Company since 2010. He retired from the Erie Insurance Group in April 2009, where he served as Executive Vice President and Chief Financial Officer for the final 12 years of his 28-year career with that company. In 2012, Erie Insurance Group was the 20th largest property and casualty insurer in the United States based on net premiums written. He is licensed as a Certified Public Accountant in Pennsylvania.

Mr. Garcia possesses a strong background in financial, accounting and investment management with a publicly traded property and casualty insurance company, as evidenced by his prior service as chief financial officer of Erie Insurance Group. He brings substantial experience in the insurance industry to the Board, including a strategic understanding of property and casualty company operations, as well as an understanding of the current economic and other challenges facing our industry. He, together with Mr. Young, serves as our designated “audit committee financial expert.”

Randy Roach, age 62, has served as a director of the Company since March 2007. Since 2000, Mr. Roach has been the Mayor of Lake Charles, Louisiana. He is a former member of the House of Representatives of the Louisiana Legislature. Mr. Roach is Vice Chairman of the Louisiana Funding Review Panel, a body created by the Louisiana Legislature to study and make recommendations relating to statewide retirement systems for local employees. Mr. Roach is a member of the United States Environmental Protection Agency’s Local Government Advisory Committee. He is a director of The First National Bank of Louisiana. Mr. Roach has been a member of the Louisiana State Bar Association since 1976.

Mr. Roach’s experience as a government official brings valuable insight to the Board given that the Company operates in a highly regulated industry. Mr. Roach’s background as an attorney, legislator and government official is particularly helpful to the Nominating and Corporate Governance Committee.

Millard E. Morris, age 68, founded the Company in 1985. He was our Chairman, Chief Executive Officer and principal shareholder until the Company was sold to a private investment group in 1997. He served on the Company’s Board from 1985 until 2005, when he voluntarily retired from our Board prior to the Company’s initial public offering. Mr. Morris was re-elected to the Board in June 2007. Since 1996, he has been the managing member of Dumont Management Group, LLC, a privately held company that provides management services to various affiliated finance and investment companies. Millard E. Morris is the father of Jared A. Morris.

Millard E. Morris’s experience as founder of the Company and his long-term service as a director give him unique knowledge of the opportunities and challenges associated with the Company’s business. His familiarity with the Company and the insurance industry make him uniquely qualified to serve as a director of the Company.

Current Directors whose terms expire at the Annual Meeting in 2014

C. Allen Bradley, Jr., age 61, joined the Company in 1994 and has served as Chairman of the Board since 2005 and as Chief Executive Officer and a director since 2003. He served as President from 2002 until August 2010. In addition to the positions listed above, Mr. Bradley has served in various other executive capacities, including Chief Operating Officer, General Counsel and Secretary. He has also managed various departments of the Company, including underwriting operations and safety services. Prior to joining the Company, he was engaged in the private practice of law.

Mr. Bradley’s over 19 years of experience with the Company, culminating in his service as the Company’s Chief Executive Officer, gives him unique knowledge of the Company’s business and the insurance industry. His long-term experience with the Company in various roles provides valuable insight about operational and strategic matters impacting the Company.

Austin P. Young III, C.P.A., age 72, has served as a director of the Company since 2005. Mr. Young served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation, a logistics service provider to the wireless communications industry, from 1999 until his retirement in December 2001. From 1996 to 1999, he served as Executive Vice President-Finance and Administration of Metamor Worldwide, Inc. Mr. Young was also Senior Vice President and Chief Financial Officer of American General Corporation, an insurance and financial services holding company, for more than eight years. He was a partner in the Houston and New York offices of KPMG LLP for 12 years before joining American General Corporation. Mr. Young currently serves as a Director and Chairman of the Audit Committees of Insperity, Inc., a human resources outsourcing company, and Tower Group, Inc., a property and casualty insurance holding company. He holds an accounting degree from the University of Texas and is a licensed Certified Public Accountant in Texas and New York. He is a member of the Houston and State Chapters of the Texas Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and Financial Executives International.

Mr. Young’s significant experience as a partner at an international accounting firm and in senior financial positions at various companies provides a solid background that enables him to advise the Board on financial and audit-related matters. This experience also enables him to serve as chair of the Audit Committee and as an “audit committee financial expert.” Additionally, his service on the boards of two other public companies, including one in the insurance industry, provides valuable insight as to current trends in the insurance industry and in public company governance.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (and Schedule 14A of the Securities Exchange Act of 1934 (the “Exchange Act”)), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to our shareholders for an advisory vote. Our Board has adopted a policy to hold annual advisory votes on executive compensation. Our next advisory vote on the frequency of shareholder votes on executive compensation will take place at our annual meeting of shareholders in 2017.

As described below under the heading “Compensation Discussion and Analysis,” we seek to offer our employees, including our named executive officers, with a competitive pay package that rewards individual contributions, performance, experience and tenure with our Company, while aligning the interests of our executive officers and other key employees with those of the Company’s shareholders. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described under the heading “Compensation Discussion and Analysis” in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation programs for our executive officers.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013. The Board is asking shareholders to ratify this appointment. SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the Board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Board of Directors

The Board presently consists of eight members, seven of whom are non-employee directors. Following the annual meeting, the Board will consist of seven members, six of whom are non-employee directors. The Board is divided into three classes with each class serving three-year terms. The term of one class expires at each annual meeting of shareholders.

Director Compensation

The elements of compensation payable to our non-employee directors in 2012 are briefly described in the following table.

Board Service:
Annual cash retainer	$35,000
Annual restricted stock award	30,000
Board Committee Service:
Audit Committee Chair annual cash retainer	$20,000
Compensation Committee Chair annual cash retainer	10,000
Nominating and Corporate Governance Committee Chair annual cash retainer	10,000
Committee member annual cash retainer	5,000
Committee meeting fee (in excess of four meetings)	1,000

Committee Chairs do not receive annual cash retainers for being members of the committee that they chair. Meeting fees are not paid for attendance at the first four Committee meetings during the year. Any director who is an employee of the Company does not receive additional compensation for serving as a director. Directors do not receive additional compensation for serving on our Risk Committee. The Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The amount of restricted stock granted to non-employee directors is equal to $30,000, divided by the closing price of our common stock on the date of the annual meeting of shareholders at which the non-employee director is elected or continues to be a member of the Board. Awards to non-employee directors are made under the AMERISAFE, Inc. 2010 Restated Non-Employee Director Restricted Stock Plan (the “2010 Director Plan”). On June 15, 2012, each non-employee director was granted 1,119 shares of restricted stock.

The shares of restricted stock granted to non-employee directors vest at the next annual meeting of shareholders. If a non-employee director is first elected or appointed to the Board at a time other than at an annual meeting of shareholders, the non-employee director is awarded a prorated restricted stock grant.

The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
Philip A. Garcia	$67,000	(2)	$29,978	$96,978
Jared A. Morris	52,000		29,978	81,978
Millard E. Morris	40,500		29,978	70,478
Daniel Phillips	46,500		29,978	76,478
Randy Roach	46,000		29,978	75,978
Sean M. Traynor	41,000		29,978	70,978
Austin P. Young	62,890		29,978	92,868

1.

The grant date fair value of each award, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“Topic 718”), was $29,978. Pursuant to SEC

rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for information regarding the assumptions made in determining these values. As of December 31, 2012, each non-employee director held 1,119 shares of restricted stock.
2.	In 2012, Mr. Garcia received an additional $12,000 in Compensation Committee fees for his time and effort in leading the development and implementation of the Company’s long-term incentive compensation program.

Non-Employee Director Stock Ownership and Retention Guidelines

Our Board recognizes that ownership of common stock is an effective means to align the interests of our directors with those of our shareholders. The following is a summary of our stock ownership and retention guidelines for our non-employee directors:

Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their Board service shares of our common stock equal in value to at least three times the annual cash retainer paid to our directors, or $105,000. Non-employee directors have five years from the later of the adoption of these guidelines or their initial election to the Board to meet this ownership guideline.

Non-Employee Director Retention Guidelines. Directors are expected to continuously own sufficient shares to meet the guidelines once attained. Until the directors attain compliance with the stock ownership guidelines, the directors will be required to hold 75% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholding. If a director attains compliance with the stock ownership guideline and subsequently falls below the guideline because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

The following table provides the equity ownership of each of our non-employee directors as of December 31, 2012, measured in dollars. Ownership was calculated based on a price of $27.25 per share, the closing price of the Company’s common stock on December 31, 2012, the last trading day of 2012.

Non-Employee Director	Total Ownership
Philip A. Garcia	$124,914
Jared A. Morris	1,819,946
Millard E. Morris	2,755,929
Daniel Phillips	300,159
Randy Roach	197,753
Sean M. Traynor	140,120
Austin P. Young	308,497

Corporate Governance

The Board and senior management of the Company believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. Consistent with these principles, the Company has, among other things, adopted:

•	corporate governance guidelines that describe the principles under which the Board operates;

•	a code of business conduct and ethics applicable to all employees; and

•	written charters for each of its standing committees.

Our corporate governance guidelines, code of business conduct and ethics, committee charters and other governance policies are available on the Company’s website (www.amerisafe.com) in the Investor Relations section. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its code of business conduct and ethics on its website in the Investor Relations section.

Management regularly meets with shareholders and potential investors and solicits their views regarding the Company’s executive compensation practices and corporate governance policies. Management reports to the Board and the Nominating and Corporate Governance Committee, or NCG Committee, regarding the discussions at these meetings. The NCG Committee and the Board periodically review the Company’s corporate governance policies and practices. Based on these reviews, input from shareholders and recommendations from the NCG Committee, the Board adopts changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or Nasdaq listing requirements. Since our annual meeting of shareholders in 2012, on the recommendation of the NCG Committee, the Board:

•	Adopted a lead director policy and appointed Mr. J. Morris as lead director.

•	Adopted a policy regarding the recovery of incentive compensation in the event of a restatement of the Company’s financial statements filed with the SEC or any state authority.

•	Adopted policies prohibiting our directors and executive officers from hedging or pledging our common stock.

The NCG Committee intends to continue to periodically review the Company’s corporate governance policies taking into consideration, among other things, the views of our shareholders and developments in the governance practices of other public companies.

Board Leadership

The Company’s Chairman and Chief Executive Officer positions are combined. The Board believes that combining the positions is the most effective leadership structure for the Company at this time. As Chief Executive Officer, Mr. Bradley is involved in the day-to-day operations and is most familiar with the opportunities and challenges that the Company faces at any given time. With this executive and operational insight, he is able to assist the Board in setting strategic priorities, lead the discussion of business and strategic issues and translate Board recommendations into Company operations and policies.

In 2012, in light of current trends in corporate governance and the views of proxy advisory firms, the Board appointed an independent lead director, Mr. Jared A. Morris. His key responsibilities as independent lead director include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman;

•	approving the quality, quantity, appropriateness and timeliness of information sent to the Board as well as approving meeting agenda items;

•	facilitating the Board’s approval of the number and frequency of board meetings, as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	leading the discussion of the Board regarding the annual evaluation of the effectiveness of the Board.

Director Independence

As part of the Company’s corporate governance guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent, as that term is defined in the Nasdaq listing requirements. The Board has determined that each of its non-employee directors, Mr. Garcia, Mr. J. Morris, Mr. M. Morris, Mr. Phillips, Mr. Roach, Mr. Traynor and Mr. Young, is independent of the Company and its management within the meaning of the Nasdaq listing requirements.

In determining that Mr. Phillips is independent, the Board considered that Mr. Phillips serves as President, Chief Executive Officer and an owner of PAX, Inc., a policyholder of the Company. The Board determined that the relationship would not interfere with Mr. Phillips’ exercise of independent judgment and determined he is independent within the meaning of the Nasdaq listing requirements. See “Certain Relationships and Related Transactions.”

Board Meetings

The Board held five meetings during 2012. Each director serving on the Board in 2012 attended at least 75% of the total number of meetings of the Board and committees on which he served. Under the Company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for, attend and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Shareholders

The Company’s directors are encouraged to attend our annual shareholder meetings, but we do not currently have a policy relating to directors’ attendance at these meetings. Mr. Bradley and Mr. J. Morris attended our 2012 annual meeting of shareholders.

Audit Committee

The Audit Committee currently consists of Mr. Young (Chair), Mr. Garcia, and Mr. Roach. The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the Audit Committee include:

•

establishing, monitoring and assessing the Company’s policies and procedures with respect to business practices, including the adequacy of the Company’s internal controls over accounting and financial reporting;

•	engaging the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	reviewing with the Company’s internal auditor the plans and scope of audit activities and the annual report of audit activities, examinations and related results;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	approving related party transactions exceeding $50,000 in aggregate value;

•	reviewing the adequacy of the Audit Committee charter on an annual basis; and

•	preparing the Audit Committee report to be included in our annual proxy statement.

The Audit Committee met six times during 2012. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined in the Nasdaq listing requirements. In addition, the Board has determined that Mr. Young, Mr. Garcia, and Mr. Roach each satisfy the SEC requirements relating to independence of audit committee members. The Board has also determined that Mr. Young and Mr. Garcia each meet the requirements of an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee has the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties.

Compensation Committee

The Compensation Committee currently consists of Mr. Garcia (Chair), Mr. J. Morris, and Mr. Traynor. The Compensation Committee has sole authority for establishing, administering and reviewing the Company’s policies, programs and procedures for compensating our executive officers and the Board. The Compensation Committee may delegate its responsibilities to a subcommittee comprised of Compensation Committee members. The functions and responsibilities of the Compensation Committee include:

•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	performing a risk assessment of the Company’s compensation plans and policies;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing director compensation policies and making recommendations to the Board;

•	reviewing the adequacy of the Compensation Committee charter on an annual basis; and

•	reviewing and approving the Compensation Discussion and Analysis and the Compensation Committee Report to be included in our annual proxy statement.

The Compensation Committee met eight times during 2012. The Committee met more frequently in 2012 primarily in connection with the development of the Company’s long-term incentive compensation program. The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing requirements.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Mr. J. Morris (Chair), Mr. Phillips, Mr. Roach and Mr. Young. The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	developing and recommending corporate governance principles and procedures applicable to the Board and the Company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	reporting, at least annually, on succession planning, including appropriate contingencies in case our Chief Executive Officer retires, resigns or is incapacitated;

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis; and

•	overseeing, at least annually, an evaluation of the performance of the Board and the Company’s management in relation to the Company’s corporate governance guidelines.

The Nominating and Corporate Governance Committee met four times during 2012. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing requirements.

The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Qualifications for Director Nominees. In considering nominees for election as director, the NCG Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, insurance industry and otherwise;

•	reputation in a particular field or area of expertise;

•	experience as a senior executive of a company or other organization of comparable size to the Company;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the insurance industry and other industries relevant to the Company’s business;

•	the ability to exercise sound business judgment;

•	the ability and willingness to commit to participate in activities of the Board, including attendance at, and active participation in, meetings of the Board and its committees;

•

the skills and personality of the nominee and how the Committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its shareholders;

•	the ability and willingness to represent the best interests of all of the Company’s shareholders;

•	consistent demonstration of integrity;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the Nasdaq listing requirements applicable to the Company and the rules promulgated by the SEC.

The NCG Committee will also consider other criteria for director candidates included in its committee charter, the Company’s corporate governance guidelines or as may be established from time to time by the Board. The NCG Committee has not adopted a separate policy pertaining to the consideration of diversity in the selection of nominees to the Board. The NCG Committee will identify nominees based upon recommendations by members of the committee or other Board members, members of the Company’s management or, as discussed below, by shareholders of the Company. Upon identification of a potential nominee, members of the NCG Committee will interview the candidate, and based upon that interview, will make its recommendation to the Board.

Shareholder Recommendations. The NCG Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the NCG Committee. The Company has never received a recommendation for director candidates from our shareholders. In considering director candidates recommended by shareholders, the NCG Committee will also take into account such additional factors as it considers relevant, including:

•	the personal and professional qualities, characteristics, attributes, accomplishments and reputation of the candidate being submitted for consideration;

•	the investment the shareholder submitting the director candidate has in the Company;

•	the length of time that the submitting shareholder has been a shareholder of the Company; and

•	whether the director candidate is “independent” as determined in accordance with the rules promulgated by the SEC, the Nasdaq listing requirements and the Company’s corporate governance guidelines.

Shareholders may recommend candidates at any time, but to be considered by the NCG Committee for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, recommendations must be submitted in writing no later than 150 calendar days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. A shareholder’s notice must contain the following:

•

the name of the shareholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the shareholder and the director candidate to be publicly identified;

•

a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•

a written statement by the shareholder and the director candidate agreeing to make available to the Nominating and Corporate Governance Committee all information reasonably requested in connection with the Nominating and Corporate Governance Committee’s consideration of the director candidate; and

•

the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the listing requirements and other criteria established by Nasdaq.

The shareholder’s notice must be signed by the shareholder recommending the director candidate for consideration and sent to the following address: AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary (Nominating and Corporate Governance Committee Communication / Director Candidate Recommendation).

Succession Planning

Our Board considers the evaluation of management and succession planning to be one of its most important responsibilities. The Board’s goal is to have a long-term program for effective senior leadership and development, with appropriate contingencies in case our chief executive officer, or any of our other executive officers, retires, resigns or is incapacitated.

In the Board’s succession planning program, internal candidates for the executive positions, including the CEO, are identified and evaluated based on criteria considered predictive of success at the senior management level. This program incorporates 360 reviews and related evaluations for each individual. The assessment includes a development plan, including executive coaching, for each individual.

Our Corporate Governance Guidelines provides that the NCG Committee report to the Board on succession planning at least annually. The CEO is responsible for advising the Board regarding his recommendations and evaluations of potential successors, together with a review of any development plans for these individuals. The Board, with the assistance of the NCG Committee, evaluates potential successors to the CEO, as well as other members of senior management.

Risk Committee

The Board views risk management as one of its primary responsibilities. The Board initially formed the Risk Committee in 2010 to facilitate its risk management functions. In August 2011, the Board dissolved the Investment Committee and delegated the oversight responsibilities previously performed by the Investment Committee to the Risk Committee.

The Risk Committee’s charter provides that all members of the Board are members of the Risk Committee. Mr. M. Morris serves as chair of the Risk Committee and establishes the agenda for the meetings. Risk Committee members periodically receive presentations on risk-related topics from the Company’s management, including its Senior Vice President, Enterprise Risk Management.

The Risk Committee’s responsibilities include:

•	reviewing strategies, processes and controls pertaining to underwriting, pricing, reinsurance, risk retention, business continuity, crisis management and settlement of claims;

•

overseeing the Company’s investment operations, including reviewing the Company’s Investment Policy & Guidelines, long-term strategy, investment performance and liquidity, compliance with applicable laws and regulations, changes to investment accounting methods and approval of external investment managers;

•	overseeing the Company’s enterprise risk management program; and

•	reviewing specific operational segments that may pose unusual or significant risks.

The Risk Committee met four times in 2012. The Risk Committee has the authority to select, retain, terminate, and approve the fees and other terms of retention of special counsel, experts and consultants. This Committee also has direct access to any Company employee.

Risk Management

In addition to the activities of the Risk Committee, the Board monitors risks arising from financial reporting and controls through its Audit Committee and risks related to compensation through its Compensation Committee.

Communications with the Board

Any shareholder or other interested party who wishes to communicate directly with the Board or any of its members may do so by writing to: Board of Directors, c/o AMERISAFE, Inc., 2301 Highway 190 West, DeRidder, Louisiana 70634, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

Our compensation program is intended to attract, retain and motivate the key people necessary to enable our Company to operate efficiently and profitably over the long term. Our Compensation Committee believes that executive compensation should align the interests of the Company’s executives and other key employees with those of the Company and its shareholders. Our compensation program is also designed to differentiate compensation based upon individual contribution, performance, experience and tenure with our Company.

In establishing compensation, the Compensation Committee seeks to provide employees, including our executive officers, with a competitive total compensation package. The Compensation Committee sets compensation in this manner to ensure that our compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for our Company.

Compensation Committee

Our compensation program for executives is designed and implemented under the direction of our Compensation Committee, which is comprised of three independent directors. Prior to the annual shareholder meeting in 2012, the members of the Compensation Committee were Mr. Garcia (chair), Mr. M. Morris, Mr. Phillips and Mr. Traynor. Following the 2012 annual meeting, the Board reappointed members to each of its standing committees. In October 2012, the directors appointed to serve as members of the Compensation Committee were Mr. Garcia (chair), Mr. J. Morris, and Mr. Traynor. For additional information regarding our Compensation Committee and its authority and responsibilities, see “The Board, Its Committees, and Its Compensation—Compensation Committee.”

2012 Advisory Vote on Executive Compensation

At our annual meeting of shareholders in June 2012, more than 99% of the votes cast in the say-on-pay proposal were in support of our executive compensation program. The Compensation Committee considered the results of this advisory vote and believes the results affirm shareholder approval of the Board’s approach to the Company’s executive compensation program. Accordingly, the Compensation Committee did not adopt any changes to this program as a result of this vote.

Compensation Surveys

In late 2009, the Compensation Committee interviewed three compensation consulting firms, including Longnecker & Associates. The Committee interviewed Longnecker based on the recommendation of Austin P. Young, III, a director and chair of our Audit Committee. The Committee is solely responsible for the appointment, compensation and oversight of the compensation consultant. The Committee first engaged Longnecker in 2009.

In 2011, the Compensation Committee again engaged Longnecker to conduct a compensation survey (the “2011 Survey”). The Committee considers factors that could affect Longnecker’s independence, including that Longnecker provides no other services to the Company. Based on this review, the Committee has determined Longnecker’s work for the Committee was free from conflicts of interest.

The eight companies in the 2011 Survey were all publicly traded insurance companies, including three companies that, like our Company, derive substantially all of their revenue from the workers’ compensation insurance business. The companies in the 2011 Survey group are:

• American Safety Insurance Holdings, Ltd.	• Employers Holdings, Inc.

• Baldwin & Lyons, Inc.	• Global Indemnity PLC

• Eastern Insurance Holdings, Inc.	• National Interstate Corporation

• EMC Insurance Group Inc.	• SeaBright Insurance Holdings, Inc.

In addition to compensation data specifically relating to the eight companies named above, Longnecker used market compensation data from published survey sources relating to companies in the insurance and financial services industry in developing the recommendations contained in the 2011 Survey.

The Compensation Committee considered the 2011 Survey in approving changes to the base salaries paid to our executive officers in 2012. The Committee also reviewed the 2011 Survey to assess the Company’s annual incentive compensation program and to evaluate the total compensation of the named executive officers.

The table below summarizes the 2011 base salary, targeted total cash compensation and targeted total compensation for each of our named executive officers as a percentage of the 50th percentile of the compensation reflected in 2011 Survey.

	2011 Survey—50th Percentile
Executive and Principal Position	2011 Base Salary	Targeted Total Cash Compensation (1)	Targeted Total Compensation (2)
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	86%	96%	64%
Geoffrey R. Banta President and Chief Operating Officer	82%	93%	63%
G. Janelle Frost Executive Vice President and Chief Financial Officer	75%	86%	65%
Brendan Gau Executive Vice President and Chief Investment Officer	93%	106%	80%
Craig P. Leach Executive Vice President, Sales and Marketing	105%	120%	91%

1.	Includes actual 2011 base salary and target annual incentive.
2.	Includes actual 2011 base salary and target annual and long-term incentives.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term equity-based incentive compensation;

•	broad-based employee benefits; and

•	severance benefits and limited other perquisites.

Base Salary. Base salaries are determined on the basis of management responsibilities, level of experience and tenure with our Company, as well as internal and market comparisons. In setting base salaries for our executive officers, the Compensation Committee seeks to provide a reasonable level of fixed compensation that we believe is competitive with base salaries for comparable positions at similar companies. In February 2012, the Compensation Committee reviewed the 2011 Survey as it related to the base salaries of our executive officers. Based on this review, the Compensation Committee reconfirmed its decision initially made in 2009 to target the 50th percentile of base salaries for comparable executive positions at the peer companies, with the goal of reaching the appropriate levels incrementally over several years.

In determining base salary, the Compensation Committee also takes into account factors such as local cost of living, regional lifestyle and corporate environment. At the request of the Committee, Mr. Bradley, our chief executive officer, makes recommendations annually with respect to changes in base salary for our executive officers, other than changes in his compensation. Neither our chief executive officer nor any other executive officer participates in the Committee’s decisions regarding the base salaries of our executive officers.

Annual Incentive Compensation. The Compensation Committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The Compensation Committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of Company and individual performance, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing shareholder value. As an executive or other key employee progresses to greater levels of responsibility within the Company, the Compensation Committee believes that the annual incentive awards should represent an increasing portion of total potential cash compensation.

For 2012, the Compensation Committee implemented a plan substantially similar to the annual incentive plan used for the past several years, except that the Committee established a threshold for the quantitative Company performance goals. In prior years, the Company had established only a target and a maximum. Under the annual incentive plan, cash awards are made based on achievement of Company financial and operational objectives and individual performance goals. In establishing financial and operational objectives, the Committee approved objectives for return on average equity (calculated on a GAAP basis), gross written premium and net combined ratio. Although the Compensation Committee has retained discretion in paying incentive awards, it has established target awards of 100% of base salary for our chief executive officer, 70% of base salary for our president and chief operating officer, and 60% of base salary for each of our other executive officers. In setting these target awards, the Compensation Committee considered that these targets were higher, on a percentage basis, than target awards reflected in the 2011 Survey. The Compensation Committee also noted that the total cash compensation (base salary and annual incentive compensation opportunity) for the named executive officers was near the 50th percentile, with one exception.

Long-term Incentive Compensation. Three of our executive officers, including our chief executive officer, were employed by the Company at the time of our initial public offering in 2005 and received significant stock option grants at that time. Those awards vested ratably over five years and fully vested in November 2010. These executive officers have not received additional option grants since the initial public offering. Since our initial public offering, we have made limited option grants to new executive officers. No stock options or other equity awards were made in 2010 or 2011 to our executive officers.

Beginning in July 2011, the Compensation Committee began to develop a new long-term incentive compensation program, or LTIP, to both reward performance and to encourage executives to remain with the Company. In reviewing the 2011 Survey, the Committee noted that the Company’s total compensation was below, and for some positions significantly below, the 50 percentile reflected in the 2011 Survey. The Committee was concerned that the Company’s compensation program could adversely affect the Company’s ability to attract and retain executives due to the significantly lower levels of targeted total compensation of the Company’s executives as compared to the compensation reflected in the 2011 Survey, principally from the lack of a long-term incentive program.

In designing the LTIP, the Committee believed that the program should be substantially performance based and compare the Company’s operating performance to a peer group of companies engaged in the workers’ compensation insurance industry. The Committee also believed that the performance period should reflect the long-term nature of workers compensation insurance industry. The Committee considered that over several years the Company had demonstrated outstanding operating performance and consistently outperformed the workers compensation industry generally. As a consequence, the Committee’s plan design considered this historical performance when determining exceptional performance under the LTIP. Additionally, the Committee believed that awards under the LTIP should provide for a reduced payout if the Company’s total shareholder return underperformed the industry. The Committee considered this feature to be appropriate to align the interests of the named executive officers with those of the Company’s shareholders.

In March 2012, our Compensation Committee approved a new LTIP with two components. The first component is a performance-based award payable in shares of common stock subject to the Company meeting certain quantitative targets measured over a three-year period. The second component is comprised of restricted stock that vests on the third anniversary of the grant date, conditioned on continued employment with the Company. Awards under the LTIP are made pursuant to our 2012 Incentive Plan, which was approved by our shareholders at our annual meeting in 2012.

Under the LTIP, target awards are established annually based on a percentage of each executive officer’s base salary. The awards partially vest upon death, disability, retirement (for performance-based awards only) or a termination of employment without cause or for good reason following a change in control of the Company. These awards do not vest solely upon a change in control. To qualify for partial vesting upon retirement, an executive officer must be at least age 60, have 10 or more years of service with the Company and not have accepted a substantial employment or consulting arrangement with another company engaged in the workers’ compensation insurance industry. As described below, all LTIP awards are subject to possible reimbursement in the event of a financial statement restatement and are intended to be governed by the incentive compensation recovery regulations to be established by the SEC under the Dodd Frank Act.

For those executives that received significant stock option awards in our IPO, LTIP awards in 2012 were comprised solely of performance-based awards. Those executive officers who did not receive significant option awards in the IPO received a combination of performance-based awards and time vested restricted stock. The Compensation Committee made LTIP awards in this manner because the Committee believes that time-based restricted stock with three-year cliff vesting serves an important retention function. Additional information regarding the LTIP awards granted in 2012 is included below under the caption “2012 Compensation—Long–Term Incentive Compensation.”

The Committee intends to make LTIP awards on an annual basis. The Committee also expects to closely monitor this long-term compensation program. In future years, the Compensation Committee anticipates that it will adjust the performance factors, the weighting of those factors, the mix of performance based and restricted stock awards and other provisions of the LTIP as it evaluates the performance of this program.

The Compensation Committee does not have a specific policy addressing the cumulative value of prior equity awards in making future awards. However, our Compensation Committee intends to continue to make appropriate executive compensation decisions annually, so that our executives receive a total compensation package that is both competitive, and has a significant portion of compensation at risk. The increase in the value of restricted stock awards is directly linked to an increase in shareholder return, and unvested awards are conditioned on continued employment. The payment under any performance-based awards is tied to the Company meeting or exceeding quantitative performance objectives. The Committee believes, as a general matter, that positive results with respect to prior incentive awards should not negatively impact future compensation decisions.

Employee Benefits. We do not provide our executives or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments, or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all employees. We match 50% of employee contributions up to 4% of compensation for participating employees, subject to limitations under applicable law. Our executives and other employees are fully vested in Company contributions to this plan after five years. We also provide health, life, and other insurance benefits to our executives on the same basis as our other full-time employees.

Severance and Change-in-Control Benefits. We have employment agreements with each of our executive officers. With one exception (for our president), these employment agreements provide each executive officer with severance compensation consisting of cash severance payments paid in monthly installments and continued health benefits for a period of 12 months (18 months for our chief executive officer), in the event that an executive’s employment is terminated by us without cause or by the executive under certain circumstances. The cash severance payment for the covered executives (other than our chief executive officer) is an amount equal to the officer’s then current annual base salary plus the average of the three most recent annual incentive bonuses received by the executive. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. These employment agreements also provide that the terminated executive will not engage in activities that are competitive with our business for 12 months (18 months for our chief executive officer). Under the employment agreement with our president, the terms are the same as those with our other executive officers except that the time period for severance compensation and continued benefits is the lesser of 12 months or through December 31, 2014. For additional information regarding the employment agreements with our executives, see “Executive Compensation—Employment Agreements.”

The Compensation Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers as these benefits are generally made available by other companies. In addition, the Compensation Committee recognizes that it may be difficult for our executive officers to find comparable employment in a short period of time. Therefore these benefits address a valid concern, making an executive position with our Company more attractive. These issues are particularly significant to us, given that our corporate headquarters is not located in a major metropolitan area and it is unlikely that our executives could secure comparable employment without relocating to another city.

Executive Perquisites. Executive compensation also includes a limited number of perquisites that have historically been provided to our executives and that the Committee believes enhance our ability to attract and retain qualified executives. These perquisites include car allowances, disability insurance, reimbursement for annual medical examinations, and limited club memberships. Our executive officers are also permitted to accrue unused vacation on a more favorable basis than that available to other Company employees. Our executive officers are permitted to accrue up to 200 hours of vacation, a limit slightly higher than the 180 hour maximum available to employees with more than ten years of service. The Compensation Committee believes that this policy is appropriate given that the management responsibilities of our executive officers often do not permit them the flexibility to use their vacation time on an annual basis. For additional information regarding perquisites provided to our executives, see “Executive Compensation—All Other Compensation.”

Stock Ownership Guidelines. The Compensation Committee has approved stock ownership guidelines for our executive officers. The target ownership for our chief executive officer is a dollar amount equal to three times his average base salary and annual incentive bonus for the three immediately preceding calendar years. The target ownership for each of our other executive officers is a dollar amount equal to two times their average base salary for the three immediately preceding calendar years (or, if less, all complete calendar years employed by the Company). All forms of Company equity, whether vested or unvested, including common stock, restricted stock, and stock options, are counted for purposes of determining compliance with the ownership guidelines.

In determining whether an executive meets the applicable guideline, the value of shares of common stock, including restricted stock and shares purchased by executives in the open market, is based on the closing price of our common stock on the last trading day of the most recent calendar year. In addition, the value of stock options is equal to the greater of (a) the value of the award on the grant date calculated in accordance with the Black-Scholes-Merton option pricing model, and (b) the difference between the applicable exercise price and the closing price of our common stock on the last trading day of the most recent calendar year.

Until an executive officer meets the ownership target provided under the guidelines, he or she is required to retain all shares received under the Company’s compensation plans, except for shares sold to pay the exercise price, if any, and to satisfy tax obligations. After an executive meets the applicable guideline, he or she is required to retain 20% of any shares obtained as the result of exercising a stock option or vesting of a restricted stock award, net of shares sold to pay the exercise price, if any, and to satisfy tax obligations.

The following table sets forth for each named executive officer the applicable stock ownership guideline and equity ownership as of December 31, 2012, measured in dollars, using the guideline methodology described above.

Executive and Principal Position	Stock Options	Other Stock	Total Ownership	Stock Ownership Guideline
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	$7,646,750	$1,493,246	$9,139,996	$2,766,936
Geoffrey R. Banta President and Chief Operating Officer	$1,893,438	$68,125	$1,961,563	$627,417
G. Janelle Frost Executive Vice President and Chief Financial Officer	$1,212,250	$67,662	$1,279,912	$468,055
Brendan Gau Executive Vice President and Chief Investment Officer	$761,250	$502,899	$1,264,149	$374,445
Craig P. Leach Executive Vice President, Sales and Marketing	$885,089	$27,659	$912,747	$503,743

No Tax “Gross-Up” Payments. We do not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation or other benefits provided by the Company.

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.” The performance-based awards granted under the 2012 Incentive Plan are intended to qualify as “performance based compensation.” The Compensation Committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation.

Dodd Frank Act. The Board and Compensation Committee have discussed the requirements of the Dodd Frank Act, including the provisions relating to the recovery of incentive compensation for fiscal years for which financial results are later restated. The SEC has not issued regulations implementing these provisions of Dodd Frank. In 2012, the Compensation Committee adopted a policy for the recovery of incentive awards in the event the Company is required to file a restatement of its financial statements with either the SEC or any state insurance authority. This policy is incorporated in both the annual and long-term incentive compensation award agreements with each of the Company’s executive officers for awards granted subsequent to the adoption of the policy. The Compensation Committee expects to modify this policy once the SEC issues regulations with respect to the recovery of incentive compensation under the Dodd Frank Act.

2012 Compensation

Base Salary. As discussed above, the Compensation Committee has determined to target the 50th percentile of base salaries for comparable executive positions, as reflected by the 2011 Survey, for the base salaries of the Company’s executive officers. The Committee has established a goal of reaching the appropriate levels incrementally over a period of years. In making adjustments to base salaries, the Compensation Committee also evaluates internal pay equity and uses its subjective evaluation of overall performance and contributions of the executives in the prior year.

As a result of its review, the Compensation Committee determined that the base salaries of our named executive officers were generally below the 50th percentile. The Compensation Committee also recognized that the base salary of our chief investment officer is the lowest of all of our executive officers. As a result of these factors, the Compensation Committee approved a base salary increase for our chief investment officer that was greater on a percentage basis than the base salary increases approved for our other named executive officers.

Applying that criteria, the following adjustments were made to the base salaries of the named executive officers:

Executive and Principal Position	2011 Base Salary	2012 Base Salary	Percentage Increase	2012 Base Salary: 2011 Survey 50th Percentile
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	$497,000	$515,000	3.6%	90%
Geoffrey R. Banta President and Chief Operating Officer	$309,000	$325,000	5.2%	86%
G. Janelle Frost Executive Vice President and Chief Financial Officer	$240,000	$250,000	4.2%	79%
Brendan Gau Executive Vice President and Chief Investment Officer	$190,000	$205,000	7.9%	100%
Craig P. Leach Executive Vice President, Sales and Marketing	$255,000	$255,000	0.0%	105%

2012 Annual Incentive Compensation. In March 2012, the Compensation Committee approved target award opportunities under our annual incentive compensation plan for each named executive officer. The target awards were set at a percentage of the individual officer’s base salary and were subject to achievement of Company and individual performance goals. The Compensation Committee established the same Company performance goals for each of our executive officers. However, the performance goals were weighted differently based on the Compensation Committee’s judgment with respect to the executive’s ability to influence the outcome of the objective. The Committee also established individual performance goals for each executive officer, including our chief executive officer. The individual performance goals established were principally qualitative rather than quantitative.

The following table sets forth the target award opportunity for each named executive officer and the weighting of Company and individual performance goals.

	Target Annual Incentive Opportunity (% of base salary)	Weighting of Performance Goals
Executive		Company Performance	Individual Performance
C. Allen Bradley, Jr.	100%	45%	55%
Geoffrey R. Banta	70%	50%	50%
G. Janelle Frost	60%	50%	50%
Brendan Gau	60%	50%	50%
Craig P. Leach	60%	50%	50%

The weighting of performance goals for our chief executive officer differs from the weighting for the other named executive officers because the Compensation Committee believes that incentive compensation paid to our chief executive officer should be based more heavily on his performance in meeting his individual goals, including leading the Company, than achieving specified Company performance goals. The Compensation Committee believes that this approach appropriately incentivizes the chief executive officer to focus his efforts on the long-term performance of the Company.

The following table sets forth the Company performance goals established under the 2012 annual incentive compensation plan and the results achieved.

Goal	Minimum	Target	Maximum	Result
Return on Average Equity	6.5%	8.0%	10.0%	8.0%

Gross Written Premium	$290 million	$300 million	$320 million	$329 million

Net Combined Ratio	Less than 100%	Less than 97.0%	Less than 92.0%	97.5%

For each Company performance goal, no amount is earned if the minimum performance is not achieved. If the minimum is achieved, the executive officers are eligible to earn from 50% to 150% of the portion of the target bonus tied to that goal, with the award for that goal determined by the amount by which the Company exceeded the minimum performance.

Achievement of individual performance goals was determined for each of our named executive officers, other than those of our chief executive officer, by the Compensation Committee with input from our chief executive officer. The Compensation Committee evaluated the performance of our chief executive officer based on its assessment of his achievement of individual goals and his overall performance in leading the Company during 2012.

At its meeting in February 2013, the Compensation Committee approved annual incentive award payouts for our named executive officers as follows:

Executive	Award	Percent of Target Award	Percent of Total Cash Compensation
C. Allen Bradley, Jr.	$547,136	106.2%	51.5%
Geoffrey R. Banta	$207,838	91.4%	39.0%
G. Janelle Frost	$153,625	102.4%	38.1%
Brendan Gau	$121,278	98.6%	37.2%
Craig P. Leach	$141,296	98.6%	35.7%

Our named executive officers received a portion of their annual incentive as a result of exceeding the minimum for the net combined ratio goal, meeting the target for the return on average equity goal and exceeding the maximum with respect to the gross written premium goal. In assessing awards levels, the Committee also considered the level of achievement of individual performance goals by each executive.

2012 Long-Term Incentive Compensation. In March 2012, a subcommittee of our Compensation Committee granted LTIP awards to our then executive officers in the form of performance-based awards and time- vested restricted stock. The LTIP awards are governed by the 2012 Incentive Plan and the award agreements evidencing those awards. The Committee set target awards for each named executive officer at an amount (on a percentage basis) less than the median award reflected in the 2011 Survey. The Committee considered this approach to be prudent given that the LTIP was new and that target awards could be adjusted in future periods to gradually attain a total compensation opportunity closer to the 50th percentile.

All five of our executive officers received performance-based awards. These awards provide a target amount that may be earned by the recipient, which amount will be paid in shares of our common stock, subject to certain limited exceptions. The amount earned under the performance-based incentive award may be less than or greater than the target value set in the award. However, in no event may a recipient receive more than 150% of the target value under this performance-based award. The actual amount, if any, that a recipient will earn under their performance-based award is dependent on the Company’s operating performance over a three-year period beginning on January 1, 2012 and ending December 31, 2014, relative to a designated peer group selected by a subcommittee of our Compensation Committee, using the following insurance statutory accounting metrics: combined ratio, growth in direct premiums written and total return on invested assets. The payout of these performance-based awards will be reduced if the total shareholder return of the Company is more than 500 basis points lower than the total shareholder return of the S&P Property Casualty Insurance Index over the three-year period.

Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by a subcommittee of our Compensation Committee.

Two executive officers also received restricted stock awards under the 2012 LTIP. Subject to certain exceptions, the restrictions applicable to the shares awarded will lapse so long as the recipients continue to remain employed by us until March 22, 2015, the third anniversary of the date the Compensation Committee approved these awards.

The following table sets forth the performance-based awards and restricted stock awards that were made by a subcommittee of our Compensation Committee under the 2012 LTIP in March 2012. In setting the target value of these awards, the Compensation Committee considered the total compensation opportunity at the 50th percentile as reflected in the 2011 Survey. Those awards were made subject to the approval of the 2012 Incentive Plan at the annual meeting of shareholders held in June 2012. The shareholders approved the 2012 Incentive Plan at that meeting.

Name and Position	Target Value of 2012 LTIP Awards (1)	Percentage of 2012 Base Salary	Target Value of Performance Based Awards (2)	Shares of Restricted Stock
C. Allen Bradley, Jr. Chairman and Chief Executive Officer	$347,900	70%	$347,900	—
Geoffrey R. Banta President and Chief Operating Officer	169,950	55%	169,950	—
G. Janelle Frost Executive Vice President and Chief Financial Officer	96,000	40%	64,000	1,376
Craig P. Leach Executive Vice President, Sales and Marketing	76,000	30%	76,000	—
Brendan Gau Executive Vice Present and Chief Investment Officer	66,500	35%	43,300	955

1.	Represents the target value of the LTIP awards granted in 2012.
2.	Subject to certain exceptions, the performance-based awards will be payable in shares of our common stock. In determining the number of shares of our common stock issuable as payment of the award, the value of each share of our common stock will be based on the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the actual award is approved by the Compensation Committee. Accordingly, the number of shares underlying the performance-based awards is not determinable at this time.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2012 Annual Report on Form 10-K and this proxy statement.

This report is submitted by the members of the Compensation Committee of the Board.

Members of the Compensation Committee

Philip A. Garcia (Chair)	Jared A. Morris	Sean M. Traynor

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information regarding the compensation of our chief executive officer, our chief financial officer, the three other most highly paid executive officers for the years ended December 31, 2012, 2011, and 2010.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)(3)	Option Awards	All Other Compensation (4)	Total
C. Allen Bradley, Jr.	2012	$512,000	$547,136	$521,850	$0	$21,945	$1,602,931
Chairman and Chief Executive Officer	2011	$495,000	$447,300	0	0	$21,735	$964,035
	2010	472,500	290,000	0	0	21,515	784,015

Geoffrey R. Banta	2012	$322,333	$207,838	$254,925	$0	$21,586	$806,682
President and Chief Operating Officer	2011	$309,000	$194,670	0	0	$21,710	$528,380
	2010	307,125	98,000	0	0	21,035	426,160

G. Janelle Frost	2012	$248,333	$153,625	$126,536	$0	$19,809	$548,303
Executive Vice President and Chief Financial Officer	2011	$237,500	$129,600	0	0	$13,244	$380,344
	2010	214,583	90,000	0	0	17,700	322,283

Craig P. Leach	2012	$255,000	$141,296	$114,000	$0	$22,985	$533,281
Executive Vice President, Sales and Marketing	2011	$253,875	$137,700	0	0	$23,454	$415,029
	2010	246,739	69,213	0	0	22,903	338,855

Brendan Gau	2012	$202,500	$121,278	$ 69,418	$0	$15,386	$408,582
Executive Vice President and Chief Investment Officer	2011	$187,500	$102,600	0	0	$15,242	$305,342
	2010	169,167	70,000	0	0	17,217	256,384

1.	Amounts in this column represent the amounts paid to our named executive officers under our annual incentive compensation program.
2.	Long-term incentive awards in 2012 consisted of performance-based awards and restricted stock awards. See “Grants of Plan-Based Awards.”
3.	Amounts in this column represent the grant date fair value of these awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”). Pursuant to SEC rules, the amounts shown in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. With respect to the performance-based awards granted in 2012, the amounts above reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group. There is no minimum payout under the performance-based awards. Assuming the performance-based awards will be paid out at the target level of 100%, the awards would be as follows: Mr. Bradley, $347,900; Mr. Banta, $169,900; Ms. Frost, $64,000; Mr. Leach, $76,000; and Mr. Gau, $43,300. Assuming that the performance-based awards will be paid out at the maximum payout level of 150%, the awards would be as follows: Mr. Bradley, $521,850; Mr. Banta, $254,925; Ms. Frost, $96,000; Mr. Leach, $114,000; and Mr. Gau, $64,950. See “Grants of Plan-Based Awards.” For additional information regarding the awards granted in 2012, see “Compensation Discussion and Analysis—2012 Long-Term Incentive Compensation.”
4.	For 2012, includes compensation as described under “—All Other Compensation” below.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column for 2012 in the Summary Compensation Table above.

Name	Car Allowance	Company 401(k) Contributions	Medical Examinations	Disability Insurance Premiums	Life Insurance Premiums	Other		Total
C. Allen Bradley, Jr.	$8,888	$5,000	$—	$7,985	$72	$—		$21,945
Geoffrey R. Banta	8,888	5,000	3,156	4,470	72	—		21,586
G. Janelle Frost	8,888	5,000	4,106	1,743	72	—		19,809
Craig P. Leach	13,402	5,000	2,579	1,086	72	846	(1)	22,985
Brendan Gau	8,888	5,000	—	1,426	72	—		15,386

1.	Represents reimbursed club membership fees.

Employment Agreements

We have employment agreements with each of our named executive officers. The term of each agreement (other than with our president) is automatically extended for an additional consecutive one-year period at expiration unless either party provides notice not to extend the term at least 30 days prior to the applicable expiration date. The term of Mr. Banta’s employment agreement expires on December 31, 2014. The agreements provide for an annual base salary of not less than $425,000 for Mr. Bradley, $175,000 for Ms. Frost, $355,000 for Mr. Banta, $235,000 for Mr. Leach, and $165,000 for Mr. Gau. The named executive officers are also eligible to participate in the Company’s incentive plans and receive employee benefits provided to other executive officers of the Company.

Under these agreements, if we terminate the employment of one of our executive officers (other than our president) without cause, the terminated executive officer will be entitled to receive severance compensation consisting of cash paid in installments, and continued health benefits, for a period of 12 months (18 months for our chief executive officer). The cash severance payment for the covered executives (other than our chief executive officer and president) is an amount equal to the officer’s then current annual base salary plus the average annual incentive award received by the executive in the prior three years. For our chief executive officer, the cash severance payment is one and one-half times the amount described in the preceding sentence. For our president, if we terminate his employment without cause, he is entitled to receive cash severance compensation paid in installments, and continued health benefits, for a period equal to the lesser of 12 months or through December 31, 2014. The monthly severance payment is an amount equal to one twelfth of his then current annual base salary plus the average annual incentive award received in the prior three years. The calculation of severance benefits under the employment agreement with each of our executive officers excludes any long-term incentive based compensation.

An executive officer is deemed to have been terminated without cause if:

•	we elect not to extend the terms of the employment agreement or we terminate the executive for any reason other than:

•	the conviction, guilty plea or plea of no contest to any felony, or to any crime of moral turpitude;

•

the willful misconduct of the executive officer, or the willful or continued failure by the executive officer (except as a result of disability or illness) to substantially perform his/her duties to the Company, in either case which has a material adverse effect on Company; or

•	the willful fraud or material dishonesty of the executive officer in connection with his performance of duties to the Company;

•	the executive terminates employment with us following:

•	a material reduction in authority, duties or responsibility;

•	a material reduction in base salary;

•	a material reduction in the executive’s ability to earn an annual bonus that results in a material reduction in the total annual compensation the executive may earn;

•	a termination of employee benefits, unless the termination is applicable to all senior executives or is required under any applicable plan or law;

•	relocation of the executive’s principal place of work to a location more than 35 miles from the executive’s current principal place of work; or

•	a material breach of the employment agreement by us.

Each of our executive officers has agreed not to compete with us or solicit our employees, agents or policyholders without our prior written consent while they are employed by us. If one of our executive officers is terminated by us without cause, the prohibition on engaging in competitive activities or soliciting our employees, agents or policyholders extends for a period of 12 months (18 months for our chief executive officer) after the date of termination. If an executive officer is terminated by us for cause, the executive officer terminates employment other than for one of the reasons specified above, or if an executive officer elects not to renew the term of the employment agreement, we have the option to extend the restriction on engaging in competitive or solicitation activities for a period of 12 months (18 months for our chief executive officer) after the date of termination or non-renewal by (a) delivering a written notice to the executive officer within 180 days after termination or non-renewal and (b) paying the executive officer the severance compensation provided under the employment agreement.

Equity Incentive Plans

The AMERISAFE, Inc. 2012 Equity and Incentive Compensation Plan (the “2012 Incentive Plan”) was approved by our shareholders in June 2012 and is administered by our Compensation Committee. The 2012 Incentive Plan permits awards in the form of option rights, appreciation rights, restricted shares, restricted stock units, cash incentive awards, performance shares and units. Options granted under the 2012 Incentive Plan are required to have an exercise price of not less than the fair market value of our common stock on the grant date. The maximum number of shares of our common stock that may be issued pursuant to equity awards under the 2012 Incentive Plan is 500,000 shares. As of April 22, 2013, 468,528 shares of our common stock were available for further issuance under the 2012 Incentive Plan. See “Equity Compensation Plan Information.” It is our Company’s policy to award grants under our 2012 Incentive Plan only during periods in which the Company’s executives and other employees are normally permitted to buy and sell the Company’s securities under our Company’s securities trading policy.

Agreements evidencing awards may provide for a partial acceleration of vesting if a grantee’s employment is terminated by the Company without cause (as defined in the award agreement) or by the grantee for good reason (as defined in the award agreement) following a change in control of our Company. A change in control will be deemed to have occurred under the 2012 Incentive Plan if:

•	a person or group acquires 35% or more of the Company’s then outstanding voting securities, subject to certain exceptions;

•

individuals who constitute the Board as of the effective date of the 2012 Incentive Plan cease for any reason (other than death or disability) to constitute at least a majority of the Board, unless their replacements are approved as described in the 2012 Incentive Plan;

•	there is a consummation of a merger, consolidation or similar corporate transaction that results in an actual change in ownership of the Company; or

•	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Under the awards made in 2012, Grantees of restricted stock and performance-based awards are entitled to accelerated vesting if the grantee’s employment is terminated in connection with a change in control or due to death or disability (and retirement for performance-based awards only), in each case as defined in the award agreement, as follows:

Date of Termination	Applicable Percentage
Within six months of the grant date or commencement of performance period	0%
After six months following the grant date but within 18 months following the grant date or commencement of performance period	33 1/3%
After 18 months following the grant date but within 30 months following the grant date or commencement of performance period	66 2/3%
After 30 months following the grant date or commencement of performance period	100%

In any event, a grantee of a performance-based award will only receive payment for an award after the performance period has ended and the awards are determined and paid to all other grantees.

Two of our named executive officers (Ms. Frost and Mr. Gau) have outstanding unvested stock option awards granted under the AMERISAFE, Inc. 2005 Equity Incentive Plan (the “2005 Incentive Plan”). These stock options vest upon a change in control of our Company (as defined in the 2005 Incentive Plan). No further awards may be granted under the 2005 Incentive Plan.

Grants of Plan-Based Awards

In 2012, under our long-term incentive compensation program, all five of our named executive officers received performance-based awards and two of our named executive officers received restricted stock grants. See “Compensation Discussion and Analysis—2012 Compensation.” The following table contains information regarding grants of plan-based awards to our named executive officers in the year ended December 31, 2012.

Name	Board or Committee Approval Date (1)	Grant Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
			Threshold ($)	Target ($)	Maximum ($)
C. Allen Bradley, Jr.	03/22/2012	06/15/2012	—	347,900	521,850	—	$521,850
Geoffrey R. Banta	03/22/2012	06/15/2012	—	169,950	254,925	—	254,925
G. Janelle Frost	03/22/2012	06/15/2012	—	64,000	96,000	—	89,673
	03/22/2012	06/15/2012				1,376	36,863
Craig P. Leach	03/22/2012	06/15/2012	—	76,000	114,000	—	114,000
Brendan Gau	03/22/2012	06/15/2012	—	43,300	64,950	—	43,834
	03/22/2012	06/15/2012				955	25,584

(1)	These awards were approved by a subcommittee of the Compensation Committee on March 22, 2012, subject to approval of the 2012 Incentive Plan by our shareholders. Our shareholders approved the 2012 Incentive Plan at our annual meeting held on June 15, 2012. Under SEC rules, the grant date is June 15, 2012.
(2)	Reflects the threshold, target and maximum dollar amounts payable under our performance-based awards. Actual payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2012 Long-Term Incentive Compensation.”
(3)	Represents shares of restricted stock. The terms of these grants are described under “Compensation Discussion and Analysis—2012 Long-Term Incentive Compensation.”

(4)	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the grant date. The closing price of our common stock on June 15, 2012 was $26.79. With respect to performance-based awards, amounts reflect the probable payout percentage for the awards calculated in accordance with Topic 718. The grant date fair value is an estimate made for financial accounting purposes. Awards will be determined at the end of the three-year performance period based on actual results for both the Company and the peer group.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding outstanding equity awards held by our executive officers as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
C. Allen Bradley, Jr.	419,000	0	$9.00	11/17/2015			$347,900
Geoffrey R. Banta	103,750	0	9.00	11/17/2015			$169,950
G. Janelle Frost	19,000	0	9.00	11/17/2015	1,376	$37,496	$64,000
	60,000	15,000	15.71	11/10/2018
Craig P. Leach	48,498	0	9.00	11/17/2015			$76,000
Brendan Gau	45,000	30,000	17.10	08/07/2019	955	$26,024	$43,300

1.	Options granted under the 2005 Incentive Plan. Ms. Frost’s unexercisable options were granted on November 10, 2008. Mr. Gau’s unexercisable options were granted on August 7, 2009. All outstanding options vest 20% each year commencing on the first anniversary of the grant date.
2.	These shares of restricted stock will become non-forfeitable on March 22, 2015.
3.	Represents the value of the shares of restricted stock based on a price of $27.25 per share, the closing price of our common stock on December 31, 2012.
4.	Represents the value of the performance-based awards assuming that the target level of performance is achieved. Payments under each performance-based award will be made in shares of common stock (rounded to the nearest whole share) equal to (a) the amount earned under the award divided by (b) the volume weighted trading price per share of common stock for the 10 trading days immediately preceding the date the value of the award is approved by our Compensation Committee. The actual payout will be determined by the performance criteria described under “Compensation Discussion and Analysis—2012 Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options held by our executive officers during the year ended December 31, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
C. Allen Bradley, Jr.	40,000	$689,679
Geoffrey R. Banta	0	0
G. Janelle Frost	0	0
Craig P. Leach	0	0
Brendan Gau	0	0

1.	Value based on market value of our common stock on the dates of exercise, less the applicable exercise price.

Employment Termination and Change-in-Control Benefits

The table below quantifies potential compensation that would have become payable to each of our named executive officers under employment agreements, annual and long-term incentive compensation award agreements and Company plans and policies (as in effect on December 31, 2012) if their employment had terminated on December 31, 2012, given the executive officer’s base salary on that date and the closing price of our common stock on December 31, 2012, the last trading day of the year. In addition, the table quantifies the compensation that would have become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2012. For additional information regarding (a) the circumstances in which our executive officers would be entitled to severance compensation, see “Executive Compensation—Employment Agreements” and (b) the acceleration of vesting of equity awards, see “Executive Compensation—Equity Incentive Plans.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	Cash Severance Payments (1)	Healthcare Premiums (2)	Acceleration of Equity Awards (3)	Total
C. Allen Bradley, Jr.
Voluntary Termination	$0	$0	$0	$0
Termination with Cause	0	0	0	0
Termination without Cause or for Good Reason (without a Change in Control)	1,300,525	24,697	0	1,325,222
Termination without Cause or for Good Reason (with a Change in Control)	1,300,525	24,697	115,955	1,441,177
Death or Disability	0	0	115,955	115,955
Retirement	0	0	115,955	115,955
Change in Control	0	0	0	0

Geoffrey R. Banta
Voluntary Termination	0	0	0	0
Termination with Cause	0	0	0	0
Termination without Cause or for Good Reason (without a Change in Control)	475,057	7,450	0	482,507
Termination without Cause or for Good Reason (with a Change in Control)	475,057	7,450	56,644	539,151
Death or Disability	0	0	56,644	56,644
Retirement	0	0	56,644	56,644
Change in Control	0	0	0	0

G. Janelle Frost
Voluntary Termination	0	0	0	0
Termination with Cause	0	0	0	0
Termination without Cause or for Good Reason (without a Change in Control)	358,200	1,309	0	359,509
Termination without Cause or for Good Reason (with a Change in Control)	358,200	1,309	33,828	393,337
Death or Disability	0	0	33,828	33,828
Retirement	0	0	0	0
Change in Control	0	0	173,100	173,100

Craig P. Leach
Voluntary Termination	0	0	0	0
Termination with Cause	0	0	0	0
Termination without Cause or for Good Reason (without a Change in Control)	357,711	21,683	0	379,394
Termination without Cause or for Good Reason (with a Change in Control)	357,711	21,683	25,331	404,725
Death or Disability	0	0	25,331	25,331
Retirement	0	0	25,331	25,331
Change in Control	0	0	0	0

Brendan Gau
Voluntary Termination	0	0	0	0
Termination with Cause	0	0	0	0
Termination without Cause or for Good Reason (without a Change in Control)	286,257	21,683	0	307,940
Termination without Cause or for Good Reason (with a Change in Control)	286,257	21,683	23,106	331,046
Death or Disability	0	0	23,106	23,106
Retirement	0	0	0	0
Change in Control	0	0	304,500	304,500

1.	Cash severance is payable in installments over 12 months (18 months for Mr. Bradley).
2.	Represents COBRA health insurance premiums payable on behalf of the executives following termination of employment for a period of 12 months (18 months for Mr. Bradley).
3.	Unvested stock options granted under the 2005 Incentive Plan vest upon a change in control, as defined in the agreements. Performance-based awards and restricted stock awards granted under the 2012 Incentive Plan will partially vest upon death or disability (and retirement for performance-based awards only) and also partially vest if the recipient’s employment is terminated without cause or for good reason following a change in control. See “Executive Compensation—Equity Incentive Plans.” The dollar amounts in this column represent the value of unvested stock options and the value of restricted stock that would vest on December 31, 2012, at $27.25 per share, the closing price of our common stock on December 31, 2012. With respect to the performance-based awards, the amounts above reflect partial vesting of the awards at the target level. A grantee of a performance-based award will receive any payment under the award after the performance period has ended and the amount of the award is determined.

Certain Relationships and Related Transactions

Policy. The Company has adopted a written policy regarding the approval of any transaction or series of transactions in which the Company and a related party have an interest. A related party is one of the Company’s executive officers, directors, director nominees, a person owning more than 5% of any class of the Company’s securities, an entity in which any of such persons is employed or is a partner or principal or an immediate family member of such a person. Related party transactions involving $50,000 or more are required, when circumstances permit, to be submitted to and approved by the Audit Committee at a regular meeting held in advance of the transaction. The chair of the Audit Committee has the authority to approve related party transactions in circumstances in which the Company’s general counsel determines it is impracticable or undesirable to wait until the next regularly scheduled Audit Committee meeting. Aspects of proposed related party transactions to be considered in granting approval include whether the transaction benefits the Company, whether the goods or services in question are available from other sources and whether the terms of the proposed transaction are comparable to those available in transactions with unrelated third parties.

PAX, Inc. Mr. Phillips is a director of the Company. He is currently the President, Chief Executive Officer and an owner of PAX, Inc. PAX has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $130,344 in 2012, and is expected to pay premiums to the Company of approximately $158,290 in 2013. The Company believes that the terms of the policies issued to PAX were established on an arms’ length basis and does not believe that this relationship would interfere with Mr. Phillips’ exercise of independent judgment in carrying out his responsibilities as a director. The Board has considered this information in determining that Mr. Phillips is an independent director within the meaning of the Nasdaq listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2012, the 2005 Incentive Plan, the 2012 Incentive Plan and the 2010 Director Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans were approved by the Company’s shareholders. The Company has no equity compensation plans that have not been approved by the shareholders. The table provides information as of December 31, 2012.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	832,548	(1)	$10.51	816,502	(2)

1.	Represents shares issuable upon exercise of outstanding options under the 2005 Incentive Plan.
2.	Represents 70,824 shares of common stock available for issuance under the Director Plan and 497,669 shares of common stock available for issuance under the 2012 Incentive Plan. No additional awards can be made under the 2005 Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 22, 2013 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 18,389,367 shares of common stock outstanding as of April 22, 2013.

Beneficial ownership of the Company’s common stock is determined in accordance with the rules of the SEC and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
C. Allen Bradley, Jr. (1)	451,462	2.4%
Philip A. Garcia (2)(3)	4,584	*
Jared A. Morris (2)(4)	66,787	*
Millard E. Morris (2)(5)	101,135	*
Daniel Phillips (2)	11,015	*
Randy Roach (2)(6)	7,257	*
Sean M. Traynor (2)	5,142	*
Austin P. Young III (2)(7)	11,321	*
Geoffrey R. Banta (1)	97,240	*
G. Janelle Frost (1)(8)	82,850	*
Craig P. Leach (1)	49,513	*
Brendan Gau (1)(8)	64,437	*
All directors and executive officers as a group (1) (13 persons)	987,185	5.2%

*	Less than 1%.
1.	Includes shares of our common stock issuable upon the exercise of options within 60 days as follows: Mr. Bradley (369,000 shares), Ms. Frost (79,000 shares), Mr. Banta (85,750 shares), Mr. Leach (48,498 shares), Mr. Gau (45,000 shares) and all directors and executive officers as a group (634,848 shares).
2.	Includes 1,119 shares of restricted stock granted on the date of our 2012 annual meeting of shareholders pursuant to our 2010 Director Plan. The director has sole voting power but no dispositive power with respect to these shares. These shares vest on the date of the Annual Meeting.
3.	Includes 3,465 shares beneficially owned through a revocable trust, of which Mr. Garcia is a trustee.
4.	Includes 57,817 shares beneficially owned through a trust, of which Mr. J. Morris is a trustee.
5.	Includes 94,219 shares beneficially owned by an entity controlled by Mr. M. Morris.
6.	Includes 200 shares in an IRA owned by Mr. Roach’s spouse.
7.	Includes 5,931 shares beneficially owned through a family limited partnership.
8.	Includes shares of restricted common stock for which the executives have sole voting power but no dispositive power as follows: Ms. Frost (2,743 shares), Mr. Gau (1,937 shares), each non-employer director (1,119 shares) and all directors and executive officers as a group (39,305 shares).

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the Securities and Exchange Commission by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on April 22, 2013.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
FMR LLC (1)	2,728,079	14.8%
Blackrock, Inc (2)	1,527,936	8.3%
Wellington Management Co. LLP (3)	1,433,249	7.8%
NewSouth Capital Management, Inc. (4)	1,296,880	7.1%
The Vanguard Group, Inc. (5)	1,085,554	5.9%
Ameriprise Financial, Inc. (6)	1,083,356	5.9%
Cortina Asset Management, LLC (7)	1,012,244	5.5%

1.	According to a Schedule 13G/A filed on February 14, 2013 by FMR LLC (“FMR”), FMR has sole dispositive power with respect to 2,728,079 shares of common stock. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
2.	According to a Schedule 13G/A filed on February 1, 2013 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting and dispositive power with respect to 1,527,936 shares of common stock. The address for Blackrock is 40 E. 52nd Street, New York, New York 10022.
3.	According to a Schedule 13G/A filed on February 14, 2013 by Wellington Management Company, LLP (“Wellington”), Wellington holds shared voting power with respect to 1,051,679 shares of common stock and shared dispositive power with respect to 1,433,249 shares of common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
4.	According to a Schedule 13G filed on February 13, 2013 by NewSouth Capital Management, Inc. (“NewSouth”), NewSouth has sole voting power with respect to 1,012,560 shares of common stock and sole dispositive power with respect to 1,296,880 shares of common stock. The address for NewSouth is 999 S. Shady Grove Rd., Suite 501, Memphis, Tennessee 38120.
5.	According to a Schedule 13G/A filed on February 22, 2013 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power with respect to 31,226 shares of common stock, sole dispositive power with respect to 1,055,228 shares of common stock, and shared dispositive power with respect to 30,326 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
6.	According to a Schedule 13G filed on February 13, 2013 by Ameriprise Financial, Inc. (“Ameriprise”) and Columbia Management Investment Advisors, LLC (“CMIA”), Ameriprise, as the parent of CMIA, and CMIA have shared voting power with respect to 277,751 shares of common stock and shared dispositive power with respect to 1,083,356 shares of common stock. The address of Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The address of CMIA is 225 Franklin St., Boston, MA 02110.
7.	According to a Schedule 13G filed on January 17, 2013 by Cortina Asset Management, LLC (“Cortina”), Cortina holds sole voting power with respect to 901,281 shares of common stock and sole dispositive power with respect to 1,012,244 shares of common stock. The address for Cortina is 825 N. Jefferson St., Suite 400, Milwaukee, Wisconsin 53202.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to our annual shareholder meeting in 2012, our Compensation Committee consisted of Mr. Garcia (chair), Mr. M. Morris, Mr. Phillips and Mr. Traynor. Following our 2012 annual meeting, the Board reappointed members to each of its standing committees. The directors appointed to serve as members of our Compensation Committee in October 2012 were Mr. Garcia (chair), Mr. J. Morris, and Mr. Traynor.

During 2012, no executive officer of the Company served on the Compensation Committee (or equivalent committee) or the Board of Directors of another entity that had an executive officer who served on the Company’s Compensation Committee or Board. Mr. M. Morris founded the Company in 1985, and was an officer at all times prior to 1997.

Mr. Phillips is Chief Executive Officer of PAX, Inc., a supplier of fabricated heavy industrial steel to the petrochemical, petroleum refining, and power industries. PAX, Inc. has been a Company policyholder at various times since 1994. PAX paid premiums to the Company of $130,344 in 2012, and is expected to pay premiums to the Company of approximately $158,000 in 2013. See “Executive Compensation—Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s system of internal controls over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. It also oversees the Company’s internal audit department, approving its audit plans, reviewing its reports, and evaluating its performance. The Audit Committee monitors “whistleblower” activity under Section 806 of the Sarbanes-Oxley Act of 2002, receiving regular reports through the Company’s toll-free whistle-blower “hotline.” The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The charter is available on the Company’s website at www.amerisafe.com.

The Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2012 prior to their issuance. During 2012, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T and by SEC Regulation S-X Rule 2-07, Communications with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the PCAOB Ethics and Independence Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it (a) approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC and (b) accept management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

Austin P. Young III (Chair)	Philip A. Garcia	Randy Roach

INDEPENDENT PUBLIC ACCOUNTANTS

Selection. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2012 and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2013. Representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit and Non-Audit Fees. The following table presents fees for audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for 2012 and 2011, and fees billed for other services rendered by Ernst & Young.

	2012	2011
Audit fees (1)	$1,024,985	$1,020,000
Audit-related fees (2)	1,995	1,995
Tax fees	0	0
All other fees	0	0

1.	Audit fees consist principally of fees for the audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly financial information and fees related to registration statements filed by the Company with the SEC.
2.	Audit-related fees consist of service costs related to the Company’s use of Ernst & Young’s online accounting and reporting research tool and services.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2012 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2012 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were in compliance with Section 16(a), except that Mr. Traynor was late in filing a Form 4 relating to one transaction.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

In order to be included in the Company’s proxy materials for the 2014 annual meeting of shareholders, a shareholder proposal must be received in writing by the Company at 2301 Highway 190 West, DeRidder, Louisiana 70634 by January 2, 2014 and otherwise comply with all requirements of the SEC for shareholder proposals.

In addition, the Company’s Bylaws provide that any shareholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice (other than a notice recommending a director candidate) must be delivered to the above address not less than 60 nor more than 90 calendar days prior to the annual meeting. In the event public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, the notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. To be timely, a notice (other than a notice recommending a director candidate) must be received no earlier than March 16, 2014 and no later than April 15, 2014. Under the Company’s Bylaws, a notice recommending a director candidate must be delivered to the above address not less than 60 nor more than 90 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of shareholders. To be timely, a notice recommending a director candidate must be received no earlier than February 1, 2014 and no later than March 3, 2014. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Kathryn H. Rowan

Senior Vice President,

General Counsel and Secretary

DeRidder, Louisiana

April 29, 2013

AMERISAFE, INC. 2301 Highway 190 West DeRidder, LA 70634

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

The Board of Directors recommends you vote FOR the following:

1. Election of Directors Nominees

01 Jared A. Morris 02 Daniel Phillips

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 To approve executive compensation.

3 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

For Against Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K Wrap is/are available at www.proxyvote.com.

AMERISAFE, INC.

Annual Meeting of Shareholders

June 14, 2013 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Janelle Frost and Kathryn H. Rowan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Amerisafe, Inc. Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at 2301 Highway 190 West, DeRidder, Louisiana on June 14, 2013 or any adjournment thereof, with all powers that the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side